UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 17, 2007
BALLY TOTAL FITNESS HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13997	36-3228107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (773) 380-3000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report
Item 1.01 Entry into a Material Definitive Agreement.
     On August 17, 2007, Bally Total Fitness Holding Corporation (the “Company”) executed a Restructuring Support Agreement (the “Liberation Restructuring Support Agreement”) pursuant to which Liberation Investments, L.P. and Liberation Investments, Ltd. (“Liberation”) agreed to support amending the Company’s Joint Prepackaged Chapter 11 Plan of Reorganization (the “Existing Plan” and, as amended, the “Amended Plan”) to implement an alternative restructuring proposal (the “Alternative Proposal”) from Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund L.P. (“Harbinger”). The Liberation Restructuring Support Agreement would become effective upon approval of the Bankruptcy Court, which the Company will seek at a hearing scheduled for August 21, 2007.
     The Company originally filed the Existing Plan with the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on July 31, 2007 and will seek the Bankruptcy Court’s approval to amend the Existing Plan at a hearing scheduled for August 21, 2007. The terms of the Amended Plan allow the Company to consummate the restructuring proposal contemplated by the Existing Plan if the Alternative Proposal is not consummated.
     As previously disclosed, under the Alternative Proposal, Harbinger would invest approximately $233.6 million in exchange for 100% of the common equity of the Company, as reorganized.
     A copy of the Liberation Restructuring Support Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1    Liberation Restructuring Support Agreement

BALLY TOTAL FITNESS HOLDING CORPORATION Registrant
Dated: August 20, 2007	/s/ Marc D. Bassewitz
Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel